EXHIBIT 23.1


              CONSENT OF ERNST & YOUNG L.L.P., INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Neurocrine Biosciences, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1999 (except for Note 13, as to which the date is March 2, 1999), with respect to the consolidated financial statements of Neurocrine Biosciences, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                                     ERNST & YOUNG, L.L.P.


San Diego, California
January 18, 2000


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